EXHIBIT 99.1

Contact: (Investors)	Edward G. Marley Vice President and Chief Accounting Officer SCPIE Holdings Inc. 310/557-8747 e-mail: emarley@scpie.com Roger Pondel PondelWilkinson Inc. 310/279-5980 e-mail: rpondel@pondel.com	(Media)	Howard Bender Vice President, Communications SCPIE Holdings Inc. 310/551-5948 e-mail: hbender@scpie.com	SCPIE Holdings Inc. 1888 Century Park East Suite 800 Los Angeles, California 90067-1712 310/551-5900 800/962-5549 www.scpie.com

SCPIE HOLDINGS INC. ANNOUNCES COMPLETION OF MERGER

Los Angeles, California – June 30, 2008 – SCPIE Holdings Inc. (NYSE:SKP), a major provider of healthcare liability insurance, today announced the completion of its merger with The Doctors Company.

On October 15, 2007, SCPIE entered into a merger agreement with The Doctors Company which called for SCPIE stockholders to receive $28.00 in cash, without interest, for each share of SCPIE common stock held. The transaction was approved by SCPIE’s stockholders on March 26, 2008. The total transaction is valued at approximately $296 million.

As a result of this transaction, SCPIE’s common stock will cease to trade on the New York Stock Exchange at market close today, June 30, 2008, and will thereafter be delisted.

As soon as practicable, BNY Mellon Shareowner Services, the transfer agent appointed for the transaction, will mail letters of transmittal to all of SCPIE’s stockholders of record with instructions on how to deliver their shares to the transfer agent in exchange for payment of the merger consideration to be distributed shortly after closing. Stockholders of record should not surrender their stock certificates until they have completed the letter of transmittal. Stockholders who hold their shares in “street name” through a bank or broker should contact their bank or broker to determine what actions they must take to have their shares converted into cash, as such conversions will be handled by the bank or broker.

About SCPIE Holdings

SCPIE Holdings Inc. is a leading provider of healthcare liability insurance for physicians, oral and maxillofacial surgeons, and other healthcare providers, as well as medical groups and healthcare facilities. Since the company was founded in 1976, it has carved out a significant niche in the insurance industry by providing innovative products and services specifically for the healthcare community. Additional information on SCPIE Holdings can be found on the company’s website: www.scpie.com.

About The Doctors Company

Founded by doctors for doctors in 1976 to advance, protect, and reward the practice of good medicine, The Doctors Company (www.thedoctors.com) is a leading physician-owned medical malpractice insurer. With $2.2 billion in assets, 32,000 physician members nationwide and an A- rating by A.M. Best Company and an A rating by Fitch Ratings, The Doctors Company enjoys a reputation as an industry vanguard.

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